Exhibit  10.6

EAPI Entertainment, Inc.
(Name to change to Organic Recycling Technologies Inc.)
Suite 204 - 3970 East Hastings Street
Burnaby, BC
V5C 6C1
Tel: (604) 419 - 0430
Fax: (604) 419 - 0431

June 28, 2005

Petruzzo Product Inc.
603 Main Street
Corinth New York
12822

Dear Sir:

Re: Amendment to agreement dated March 7, 2005 - extension of Payment of US$500,000.

This letter acknowledges that the first payment of US$500,000 originally due on June 30, 2005 from the Company to Petruzzo Products Inc. has been extended as follows:

1)	Payment of $500,000 is due on September 1, 2005

This extension of the payment terms also applies to section 5.5 of the agreement in extending the agreement without termination, providing the new payment dates are met.

Sincerely,
EAPI Entertainment, Inc.

/s/ Chad Burback

Chad Burback
Secretary

Agreed by Petruzzo Products Inc. on this          ”28”          of June, 2005.

/s/ Ralph Petruzzo
Petruzzo Products Inc.